Exhibit 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009
Contact:	Ken Hastings
(425) 468-7530
ken.hastings@paccar.com

FOR IMMEDIATE RELEASE

PACCAR Business Update

March 31, 2021, Bellevue, Washington – There is currently a semiconductor shortage that is affecting some industries including the automotive sector. The semiconductor shortage has reduced PACCAR’s truck deliveries in the first quarter of 2021 by approximately 3,000 vehicles. PACCAR’s first quarter 2021 truck deliveries are estimated to be approximately 42,000 vehicles, compared to 40,800 vehicles delivered in the fourth quarter of 2020.

PACCAR anticipates that the semiconductor shortage will continue in the second quarter. North American and European truck industry orders continue to be very strong. PACCAR’s forecast for 2021 truck industry retail sales remains unchanged.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced powertrains, provides financial services and information technology, and distributes truck parts related to its principal business.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in this release due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.